EXHIBIT 21
VALEANT PHARMACEUTICALS INTERNATIONAL

SUBSIDIARIES	JURISDICTION OF INCORPORATION

Valeant Pharmaceuticals Australasia Pty. Ltd.	Australia
DermaTech Pty, Ltd.	Australia
Private Formula International Holdings Pty. Limited	Australia
Private Formula International Pty. Limited	Australia

Valeant Farmaceutica do Brasil, Ltda.	Brazil

Valeant Canada Holdings Ltd.	Canada
Valeant Canada, Ltd.	Canada
Laboratorie Dr Renaud Inc.	Canada

Valeant Czech Pharma LLC	Czech Republic

bioskin GmbH	Germany

Valeant Pharma Hungary Commercial LLC	Hungary
Csatarka Irodahaz Ltd.	Hungary

Valeant Farmaceutica, S.A. de C.V.	Mexico
Laboratorios Grossman, S.A.	Mexico
Logistica Valeant, S.A. de C.V	Mexico
Nysco de Mexico S.A. de C.V.	Mexico
Tecnofarma, S.A. de C.V.	Mexico

Valeant Dutch Holdings B.V.	Netherlands

Valeant Pharmaceuticals New Zealand Limited	New Zealand

Valeant Farmacuetica Panama S.A.	Panama

ICN Polfa Rzeszow S.A.	Poland
Emo-Farm spólka z ograniczoną odpowiedzialnością	Poland

Valeant Development Company Pte. Ltd.	Singapore
Valeant Singapore Pte. Ltd.	Singapore
Valeant Global Pte. Ltd.	Singapore

Valeant Slovakia s.r.o.	Slovak Republic

Private Formula Corp.	California (US)
Dr. LeWinn’s Private Formula International Inc.	California (US)

Valeant Biomedicals, Inc.	Delaware (US)
Valeant Pharmaceuticals North America	Delaware (US)
Coria Laboratories, Ltd.	Delaware (US)
Oceanside Pharmaceuticals, Inc.	Delaware (US)
Dow Pharmaceuticals Sciences, Inc.	Delaware (US)

Renaud Skin Care Laboratories, Inc.	New York (US)
In accordance with the instructions of Item 601 of Regulation S-K, certain subsidiaries are omitted from the foregoing table.